Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Puma Biotechnology, Inc.

Los Angeles, California

We consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of the reference to our firm under the caption “Experts” and of our report dated April 1, 2013 relating to the consolidated financial statements of Puma Biotechnology, Inc. and subsidiary as of December 31, 2012 and 2011 and for each of the two-years then ended, for the period from September 15, 2010 (date of inception) through December 31, 2010, and the period from inception (September 15, 2010) to December 31, 2012.

San Diego, California	/s/ PKF
February 10, 2014	PKF
Certified Public Accountants
A Professional Corporation